                                                             Commission File No.

================================================================================



                                    FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             CORE LABORATORIES N.V.
             (Exact name of registrant as specified in its charter)


        THE NETHERLANDS                                       NOT APPLICABLE
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

         HERENGRACHT 424
        1017 BZ AMSTERDAM
         THE NETHERLANDS
         (31-20) 420-3191                                     NOT APPLICABLE
(Address of principal executive offices)                        (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

                                                    Name of each exchange
         Title of each class to                      on which each class
            be so registered                         is to be registered
            ----------------                         --------------------

             Common Shares,                         New York Stock Exchange
      par value NLG 0.03 per share

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instructions A.(c), check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

================================================================================

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The class of securities to be registered hereby is the Common Shares, par value NLG 0.03 per share (the "Common Shares"), of Core Laboratories N.V., a Netherlands corporation ("Core Laboratories" or the "Company").

                          DESCRIPTION OF SHARE CAPITAL

         Core Laboratories was organized under the laws of The Netherlands by Deed of Association dated August 4, 1994. Set forth below is a summary of certain provisions contained in the Articles of Association and the laws of The Netherlands. Such summary does not purport to be complete statements of the Articles of Association and the laws of The Netherlands and is qualified in its entirety by reference to the Articles of Association and such laws.

         The authorized share capital of Core Laboratories is NLG 3,090,000 consisting of 100,000,000 Common Shares, each with a par value of NLG 0.03, and 3,000,000 Preference Shares ("Preference Shares"), each with a par value of NLG
0.03 (Common Shares and Preference Shares are sometimes collectively referred to herein as "Shares"). As of June 29, 1998, 24,949,667 Common Shares were outstanding. Common Shares and Preference Shares will be issued in registered form only. The Transfer Agent and Registrar for the Common Shares is American Stock Transfer Company.

COMMON SHARES

         Each shareholder of record is entitled to one vote for each Common Share held on every matter submitted to a vote of shareholders. In the event of the liquidation, dissolution or winding up of the Company, and subject to the liquidation preference of holders of Preference Shares, if any, holders of Common Shares are entitled to receive, on a pro rata basis, all assets of the Company remaining available for distribution to the holders of Common Shares. The Articles of Association make no provision for cumulative voting and, as a result, the holders of a majority of the Company's voting power will have the power to elect all members of the Supervisory Board.

PREFERENCE SHARES

         No Preference Shares are outstanding. The Supervisory Board has the authority to issue Preference Shares from time to time for a period of five years from May 29, 1998, which period may be extended. If such Preference Shares are issued, holders thereof will be entitled to receive, when, as and if declared by the Supervisory Board, dividends at a rate to be determined by the Supervisory Board prior to any payment of dividends to the holders of Common Shares. In addition, the holders of Preference Shares may be entitled to a liquidation preference, payable in the event of any liquidation, dissolution or winding up of the Company after satisfaction of any indebtedness but before any distribution of assets is made to holders of Common Shares.

         Holders of Preference Shares will have a right to one vote for each Preference Share held on every matter submitted to a vote of shareholders and such holders will vote as a class on matters to be determined by the Supervisory Board. If issued, the Supervisory Board may designate that the Preference Shares may be converted into Common Shares under certain specified circumstances. Under Netherlands law, the Supervisory Board may also authorize the issuance of Preference Shares with payment to the Company of up to 75% of the par value of such Preference Shares being deferred until such time as it is called by the Company. Such issuance of Preference Shares may adversely affect, among other things, the voting, dividend and liquidation rights of holders of Common Shares. The issuance of Preference Shares may have the effect of delaying, deferring or preventing a change of control of the Company. The Supervisory Board has no present plans to issue any such Preference Shares.

                        SUMMARY OF CERTAIN OTHER MATTERS

PREEMPTIVE RIGHTS

         The Company's shareholders have authorized the Supervisory Board to issue such additional authorized but unissued Common Shares as the Supervisory Board shall determine. Under the laws of The Netherlands, such authorization can only be granted for a five-year period and will expire May 28, 2003, subject to future extension(s). Subject to the foregoing, under the Articles of Association, each holder of Common Shares shall generally have a preemptive right to subscribe with regard to any issue of Common Shares pro rata to the shareholder's existing holdings of Common Shares, except for certain issuances to employees and issuances for noncash consideration.

REPURCHASE OF COMMON SHARES

         Subject to certain restrictions contained in the laws of The Netherlands and the Articles of Association, the Company currently has the authority to acquire its own fully paid shares in an amount not to exceed 10% of the outstanding shares at any time in open market purchases at any price not to exceed $200.00 per share or its equivalent in other currencies. Such authorization, which has been granted by the shareholders, may not be granted for more than 18 months, is currently valid through November 28, 1999. No such authorization will be required if the Company acquires shares in its own capital for the purpose of transferring the same to employees of the Company or of a group company under a scheme applicable to such employees, provided that such shares are officially listed on an exchange.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                            CORE LABORATORIES N.V.

                                            BY:  CORE LABORATORIES
                                                  INTERNATIONAL B.V.


                                            By: /s/ JACOBUS SCHOUTEN
                                               ---------------------------------
                                                 Jacobus Schouten
                                                 Managing Director

Date:   July 2, 1998

ITEM 2.            EXHIBITS.

         None required.